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                                  Exhibit 23.1
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Hudson Chartered Bancorp, Inc. on Form S-4, in connection with the proposed merger of Progressive Bank, Inc. with and into Hudson Chartered Bancorp, Inc., of our report dated January 27, 1998 appearing in the Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A filed on April 9, 1998 of Hudson Chartered Bancorp, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
STAMFORD, CT

April 9, 1998